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                                                                   EXHIBIT 10.15


April 20, 1999

Mr. Joseph J. Larizza
6 Riverbend Road
Hopkinton, Massachusetts 01748

Dear Joe:

On behalf of Network Plus, Inc. I am pleased to offer you the position of Vice President and CIO reporting to Mr. James Crowley, Executive Vice President and COO. As the Vice President and CIO, you will be responsible for all day-to-day operations of our Information Technology function, including the selection of your staff. Your effective date of hire as a regular, full-time employee will be Monday, May 17, 1999.

Your initial salary for this position will be $170,000 per annum (before taxes and any applicable deductions). Network Plus, Inc. conducts annual salary and performance reviews for all of its' employees. In addition, you will have the potential to earn a discretionary bonus of up to 35% of your base salary, based upon reaching certain mutually agreed upon goals and objectives. This offer is predicated upon the successful completion a comprehensive background check, including references.

You will be granted stock options to purchase 20,000 shares of common stock; 10,000 shares will be at an exercise price of $30.00 per share and 10,000 shares will be at an exercise price of $50.00 per share. The shares will vest over a period of four years at a rate of 25% per annum. This grant is subject to the approval by The Company's Board of Directors, which we expect to be routine. We foresee additional stock option grants as a regular part of our total compensation program.

In the event that you are terminated without cause, the Company agrees to continue your benefits for a period of up to one year in duration or until such time as you secure other employment.

Further, if you are terminated without cause, fifty (50) percent of the stock options which have been granted to you will vest effective your date of termination.

As a regular full-time employee, you are eligible to participate in the employee benefits plan which Network Plus offers to its' employees. After three (3) months of employment with the company, you will be eligible to enroll in our Medical, Dental, Life Insurance and Short Term and Long Term Disability Programs. A Human Resources Representative will fully explain the individual programs and employee contribution levels. After completion of ninety (90) days of employment, you will become eligible to participate in our 401K Program, managed by the Principal


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Financial Group. Entrance dates into the plan are: January 1st, April 1st, July
1st and October 1st.

The company will also provide you with a car allowance in the amount of $250.00 per month.

Network Plus will pay for your COBRA Benefit Costs, for medical and dental coverages only, for your three months with the company. After this period, you will become eligible to enroll in the Network Plus medical and dental programs.

It is understood that you are not being offered employment for a definite period of time and that either you or Network Plus may terminate the employment relationship at any time and for any reason without prior notice.

Please indicate your acceptance of this offer by signing and dating one of the copies of this letter and returning it to the Human Resources Department by April 22, 1999.
You may keep the other copy for your records.

In order to comply with federal regulations regarding employment eligibility, you will need to bring current identification with you on your first day with Network Plus. The identification can be a passport or a valid driver's license plus an original social security card or a birth certificate.

We look forward to your joining Network Plus and are pleased that you will be working on our team.


Sincerely,


Robert J. Guarnieri
Director of Human Resources


Offer Accepted:                                 Date:
                    Joseph L. Larizza